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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
December 28, 1998

FOR MORE INFORMATION,
PLEASE CONTACT,
Patricia Healey, (310) 445-2407



            WESTFIELD AMERICA, INC. (NYSE:WEA) TO RAISE $75 MILLION

LOS ANGELES, CA DECEMBER 28, 1998: Westfield America, Inc. (WEA:NYSE) announced today that it will issue $75 million in convertible preferred stock in a private placement.

The preferred stock will be convertible into common stock at the equivalent of $18.00 per share and will have a coupon equal to Westfield America's common stock dividends or 8.5%, whichever is higher. Of this preferred stock, $25 million will be held by Westfield America Trust, an affiliate of Westfield America, but will not be convertible into common stock until approved by Westfield America's shareholders.

The preferred stock and the common stock into which it may be converted have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Of the $75 million raised, $40 million will be used to acquire an additional 50% interest in Santa Anita Fashion Park, giving Westfield America an 89.7% interest in the super regional shopping center located in Arcadia, CA. The remaining $35 million will be used to reduce outstandings under Westfield America's corporate credit facility.